METLIFE INSURANCE COMPANY OF CONNECTICUT
                   (FORMERLY, THE TRAVELERS INSURANCE COMPANY)
            METLIFE OF CT SEPARATE ACCOUNT QPN FOR VARIABLE ANNUITIES
                   UNALLOCATED GROUP VARIABLE ANNUITY CONTRACT

                       SUPPLEMENT DATED NOVEMBER 13, 2006
             to the Prospectus dated August 2, 2006, as Supplemented

THIS SUPPLEMENTS THE INFORMATION CONTAINED IN THE PROSPECTUS FOR THE VARIABLE ANNUITY CONTRACT LISTED ABOVE. THIS SUPPLEMENT SHOULD BE READ IN ITS ENTIRETY AND KEPT TOGETHER WITH THE PROSPECTUS FOR FUTURE REFERENCE.

1. VARIABLE FUNDING OPTION SUBSTITUTION

Effective on or about November 13, 2006, the Replacement Fund in the box below was substituted for the corresponding Prior Fund as a Variable Funding Option under the Contract.

For existing Contract Owners the substitution had no effect on the Account Value in the Variable Funding Option. However, the number of units received in the Replacement Fund may be different from the number of units held in the Prior Fund, due to differences in the unit values. Any elections existing Contract Owners had on file for the Prior Fund for the allocation of Account Value have been redirected to the corresponding Replacement Fund. References in the Prospectus and Statement of Additional Information to the Prior Fund shall be deemed to refer to the Replacement Fund, including references to the Monitored Portfolios in the "TRANSFERS" section of the Prospectus.

---------------------------------------------------------- ----------------------------------------------------------
                       PRIOR FUND                                              REPLACEMENT FUND
---------------------------------------------------------- ----------------------------------------------------------
Lazard Retirement Small Cap Portfolio                      Third Avenue Small Cap Value Portfolio - Class B
---------------------------------------------------------- ----------------------------------------------------------

The following information is added to the table in the "UNDERLYING FUND FEES AND EXPENSES" section of the Prospectus and replaces such information for the corresponding Prior Fund:

                                           DISTRIBUTION
                                              AND/OR                    TOTAL     CONTRACTUAL FEE     NET TOTAL
                                             SERVICE                   ANNUAL         WAIVER           ANNUAL
UNDERLYING                   MANAGEMENT      (12b-1)      OTHER      OPERATING    AND/OR EXPENSE      OPERATING
FUND:                            FEE           FEES      EXPENSES     EXPENSES    REIMBURSEMENT       EXPENSES
---------------            ----------------------------------------------------------------------------------------
MET INVESTORS SERIES TRUST
   Third Avenue Small Cap
     Value Portfolio --
     Class B*.............      0.75%         0.25%        0.05%       1.05%            --                  1.05%

The following information is added to the table that appears under "THE VARIABLE FUNDING OPTIONS" section of the Prospectus and replaces such information for the corresponding Prior Fund:

              FUNDING                                INVESTMENT                            INVESTMENT
               OPTION                                OBJECTIVE                         ADVISER/SUBADVISER
-------------------------------------   -------------------------------------   ---------------------------------
MET INVESTORS SERIES TRUST
   Third Avenue Small Cap Value         Long-term capital appreciation.         Met Investors Advisory LLC
     Portfolio -- Class B                                                       Subadviser: Third Avenue Management LLC

2. MERGER OF PRINCIPAL UNDERWRITER AND DISTRIBUTOR

Effective on or about October 20, 2006, the principal underwriter and distributor of the Contracts, MLI Distribution LLC, merged with and into MetLife Investors Distribution Company. MetLife Investors Distribution Company is a wholly-owned subsidiary of MetLife Investors Group, Inc., which in turn is a wholly-owned subsidiary of MetLife, Inc. MetLife Investors Distribution Company's principal executive offices are located at 5 Park Plaza, Suite 1900, Irvine, CA 92614. It is not anticipated that the merger will have an impact on the distribution of the contracts or the level of compensation paid in connection with such distribution. References in the Prospectus and Statement of Additional Information to the principal underwriter and distributor of the Contracts shall be deemed to refer to MetLife Investors Distribution Company.

3. The following information is added to the table that appears under "UNDERLYING FUND NAME CHANGES" in Appendix B:

                       FORMER NAME                                                  NEW NAME
-----------------------------------------------------------     ------------------------------------------------------
LEGG MASON PARTNERS VARIABLE PORTFOLIOS I, INC.                  LEGG MASON PARTNERS VARIABLE PORTFOLIOS I, INC.
  Legg Mason Partners Variable High Yield Bond Portfolio             Legg Mason Partners Variable Global High Yield
                                                                 Bond Portfolio

MET INVESTORS SERIES TRUST                                       MET INVESTORS SERIES TRUST
  Mercury Large-Cap Core Portfolio                                 BlackRock Large-Cap Core Portfolio
  Federated High Yield Portfolio                                   BlackRock High Yield Portfolio

VAN KAMPEN LIFE INVESTMENT TRUST                                VAN KAMPEN LIFE INVESTMENT TRUST
   Van Kampen Life Investment Emerging Growth Portfolio             Van Kampen Life Investment Trust-Strategic
                                                                    Growth Portfolio


4. The following information is added at the end of the table that appears under "UNDERLYING FUND SUBSTITUTIONS" in Appendix B:

                  FORMER UNDERLYING FUND                                         NEW UNDERLYING FUND
-----------------------------------------------------------     ------------------------------------------------------
LAZARD RETIREMENT SERIES, INC.                                   MET INVESTORS SERIES TRUST
  Lazard Retirement Small Cap Portfolio                            Third Avenue Small Cap Value Portfolio-Class B




Book 94                                                      November, 2006